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EXHIBIT (h)(3)

                        FUND ACCOUNTING AGREEMENT

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                            FUND ACCOUNTING AGREEMENT

      AGREEMENT made as of July 1, 2004, between AMERICAN PERFORMANCE FUNDS, a Massachusetts business trust (the "Trust"), and BISYS FUND SERVICES OHIO, INC., an Ohio corporation ("BISYS").

      WHEREAS, the Trust and BISYS entered into a Fund Accounting Agreement dated January 1, 2002 (the "2002 Agreement"), which has continued in effect through the date hereof:

      WHEREAS, the Trust desires that BISYS continue to perform fund accounting services for the Trust and each investment portfolio of the Trust, as now in existence and listed on Schedule A hereto, or as hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds");

      WHEREAS, BISYS and Trust wish to enter into a new agreement in order to set forth the terms under which BISYS will perform the fund accounting services set forth herein for the Trust.

      WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1.    Services as Fund Accountant.

            (a) Maintenance of Books and Records. BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                  (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                  (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                  (iii) Separate ledger accounts required by subsection
                        (b)(2)(ii) and (iii) of the Rule; and

                  (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

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            (b)   Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each
                  Fund:

                  (i) Calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

                  (ii) In each calculation of NAV, apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, and (B) fair value pricing determinations made or approved by the Board of Trustees of the Trust, with respect to securities for which market quotations are not readily available, or which are otherwise required to be made subject to a fair value determination, as set forth under the Valuation Procedures;

                  (iii) Verify and reconcile with the Funds' custodian all daily trade activity;

                  (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                  (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                  (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                  (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                  (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                  (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

                                       2
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                  (x)   Post Fund transactions to appropriate categories;

                  (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

                  (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and
                        (3) income and expense accounts;

                  (xiii) Provide accounting reports in connection with the
                        Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                  (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

            (c)   Special Reports and Services.

                  (i) BISYS may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (ii) BISYS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

            (d) Additional Accounting Services. BISYS shall also perform the following additional accounting services for each Fund:

                  (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                        Statement of Assets and Liabilities,

                        Statement of Operations,

                        Statement of Changes in Net Assets, and

                        Condensed Financial Information;

                  (ii)  Provide accounting information for the following:

                                       3
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                        (A)   federal and state income tax returns and federal
                              excise tax returns;

                        (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                        (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

                        (D) registration statements on Form N-1A and other filings relating to the registration of shares;

                        (E) the Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                        (F)   annual audit by the Trust's auditors;

                        (G)   examinations performed by the SEC; and

                        (H) quarterly reports to Trustees regarding manually priced securities.

      2.    Subcontracting.

            BISYS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that BISYS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that BISYS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

      3.    Compensation.

            The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

      4.    Reimbursement of Expenses.

                  (a) In addition to paying BISYS the fees described in Section 3 hereof, the Trust agrees to reimburse BISYS for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

                  (i) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust;

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                  (ii)  All direct telephone, telephone transmission and
                        telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment advisor or custodian, dealers or others as required for BISYS to perform the services to be provided hereunder;

                  (iii) Systems-related expenses associated with the provision of special reports and services pursuant to Section
                        1(c);

                  (iv) The cost of microfilm or microfiche or other electronic storage of records or other materials;

                  (v) Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

                  (vi) Any additional expenses reasonably incurred by BISYS in the performance of its duties and obligations under this Agreement.

      (b) In addition, BISYS shall be entitled to receive the following amounts:

                  (i) Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust;

                  (ii)  Ad hoc reporting fees billed at an agreed upon rate; and

                  (iii) In addition,

                  (A) The Trust shall reimburse BISYS for the actual costs incurred by BISYS to Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds that the Trust designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS hereunder (such costs shall be incurred at the discounted group rate made available to BISYS clients, if applicable);

                  (B) The Trust shall pay to BISYS a charge for the pricing information obtained with respect each of the securities held in the portfolio of each Fund, which charge shall not exceed the charge that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors; and

                  (C) The Trust shall pay the annual services fee indicated on Schedule B for each Fund that the Trust designates as being subject to the fair value support services to be provided by BISYS.

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      5.    Effective Date.

            This Agreement shall become effective with respect to each Fund as of July 1, 2004 (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to the Fund is executed) (the "Effective Date").

      6.    Term.

            This Agreement shall become effective upon the Effective Date and shall continue in effect for (5) five years, unless earlier terminated by either party hereto as provided hereunder, until June 30, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

            For purposes of this Agreement, "cause" shall mean (a) a material breach if the Agreement that has not been cured within thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

            After such termination for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due BISYS and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of BISYS's cash disbursements for services in connection with BISYS's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, BISYS will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

            If, for any reason other than nonrenewal, mutual agreement of the parties or "cause," as defined above, BISYS is replaced as fund accountant, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-accountant appointed by BISYS as provided in Section 2 hereof), then the Trust shall make a

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one-time cash payment, as liquidated damages, to BISYS equal to the balance due
BISYS under this Agreement for the lesser of (A) the next six months of the Initial Term or (B) the remainder of such Initial Term, assuming for purposes of calculation of the payment that (i) such balance shall be based upon the average amount of the Trust's assets for the twelve months prior to the date BISYS is replaced or a third party is added and (ii) such payment shall be based upon the actual fee being charged, which may or may not be lower than the contractual fee amount; provided, however, that, in the event BISYS is replaced or a third party is added to perform services at any time after June 30, 2009, the Trust shall not be required to make a liquidated damages payment.

            In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide fund accounting services. Under such circumstances, the one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

            The parties further acknowledge and agree that, in the event BISYS ceases to be retained, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

      7.    Indemnification.

      The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust, the investment adviser, administrator or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

      BISYS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

      The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may

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be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably.

      The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      8.    Standard of Care.

            BISYS shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties.

      9.    Record Retention and Confidentiality.

            BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust and BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

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      10.   Uncontrollable Events.

            BISYS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

      11.   Reports.

            BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

      12.   Rights of Ownership.

            All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      13.   Return of Records.

            BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      14.   Representations of the Trust.

            The Trust certifies to BISYS that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by

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the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      15.   Representations of BISYS.

            BISYS represents and warrants that: (1) the various procedures and systems which BISYS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and BISYS' records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      16.   Insurance.

            BISYS shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

      17.   Information to be Furnished by the Trust and Funds.

            The Trust has furnished to BISYS the following:

            (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

            (b)   Copies of the following documents:

                  (i)   The Trust's Bylaws and any amendments thereto; and

                  (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS thereunder.

            (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct BISYS in all matters.

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            (d)   Two copies of the Prospectuses and Statements of Additional
                  Information for each Fund.

      18.   Information Furnished by BISYS.

            (a)   BISYS has furnished to the Trust the following:

                  (i)   BISYS' Articles of Incorporation; and

                  (ii)  BISYS' Bylaws and any amendments thereto.

            (b) BISYS shall, upon request, furnish certified copies of corporate actions covering the following matters:

                  (i) Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement; and

                  (ii) Authorization of BISYS to act as fund accountant for the Trust and to provide accounting services for the Trust.

      19.   Amendments to Documents.

            The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

      20.   Compliance with Law.

            Except for the obligations of BISYS set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

      21.   Notices.

            Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address:

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3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

      22.   Headings

Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      23.   Assignment.

            This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party.

      24. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

            This Agreement shall be governed by the laws of The Commonwealth of Massachusetts. The names "American Performance Funds" and "Trustees of American Performance Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 1, 1987 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "American Performance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

      25. Complete Agreement. This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 2002 Agreement.

                                    * * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                                 AMERICAN PERFORMANCE FUNDS

                                                 By: /s/ Walter B. Grimm
                                                     ------------------------
                                                 Title: President

                                                 BISYS FUND SERVICES OHIO, INC.

                                                 By: /s/ Fred Nadaff
                                                     ------------------------
                                                 Title: President

                                   SCHEDULE A

                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                           AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                                  JULY 1, 2004

FUNDS

Equity Fund
Small Cap Equity Fund
Balanced Fund
Growth Equity Fund
Bond Fund
Intermediate Bond Fund
Intermediate Tax-Free Bond Fund
Short-Term Income Fund
U.S. Treasury Fund
Cash Management Fund
Institutional Cash Management Fund
Institutional U.S. Treasury Fund
Institutional Tax-Exempt Money Market Fund

                                   SCHEDULE B

                        TO THE FUND ACCOUNTING AGREEMENT
                            DATED AS OF JULY 1, 2004
                                     BETWEEN
                           AMERICAN PERFORMANCE FUNDS
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                                      FEES

ANNUAL PER FUND FEE:

BISYS shall be entitled to receive a fee from each Fund, based upon the aggregate average net asset value of all Funds in the aggregate (excluding the Cash Management Fund, U.S. Treasury Fund and Institutional Tax-Exempt Money Market Fund), accrued daily at the annual rate of three one-hundredths of one percent (.03%).

Notwithstanding the foregoing, the fee for the Cash Management Fund and U.S. Treasury Fund will be accrued daily at the annual rate of two and one-half one-hundredths of one percent (.025%) of the average net assets of these Funds, and BISYS' fee under this Agreement for the Institutional Tax-Exempt Money Market Fund shall be governed by that certain separate Omnibus Fee Agreement between the Trust and BISYS, dated as of the date hereof.

OUT-OF-POCKET EXPENSES:

BISYS shall be entitled to be reimbursed for all out-of-pocket expenses, including, but not limited to, the expenses set forth in Section 4 of the Fund Accounting Agreement to which this Schedule A is attached. The charge for the various expenses hereunder related to the Institutional Tax-Exempt Money Market Fund shall be subject to the Omnibus Fee Agreement.

AMERICAN PERFORMANCE FUNDS                       BISYS FUND SERVICES OHIO, INC.

By: /s/ Walter B. Grimm                          By: /s/ Fred Nadaff
   --------------------                              ---------------

Title: President                                 Title: President